NEWS RELEASE

For Immediate Release

Nord Resources Reports 2012 First-Quarter Results

  Performance continues to reflect July 2010 action to suspend mining of new ore pending debt restructuring and new financing
  Company continues producing copper by leaching ore previously placed on pads
  First-quarter 2012 net sales of $2.4 million, down slightly from $2.5 million in fourth quarter 2011
  Non-cash costs contribute to net loss of $2.5 million in 2012 first quarter, compared with $2.3 million in 2011 period

TUCSON, AZ, May 15, 2012 – Nord Resources Corporation (OTC Pink Market: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its unaudited financial results for the first quarter ended March 31, 2012. The condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“Since July 2010, when we suspended mining new ore in order to reduce our expenses and maximize cash flow, we have been producing copper by leaching the ore previously placed on our three pads and processing it through the Johnson Camp Mine’s SX-EW plant,” said Wayne Morrison, Chief Executive and Chief Financial Officer. “Our financial results through the first three months of 2012 reflect the expected continuing decline in copper production from the leaching process, the recent decline in the average price of copper, and the need to recognize abnormal production costs.”

“Nord continues to have to recognize for accounting purposes abnormal production costs reflecting the underutilization of the Johnson Camp Mine’s plant capacity. In the 2012 first quarter, these abnormal costs amounted to $2.5 million ($3.94 per pound), resulting in an average cost of copper sold during the period of $5.39 per pound. The average realized price of copper sold during the quarter was $3.81. This significantly contributed to the net loss that the company incurred for the 2012 first quarter,” Mr. Morrison said.

“A key part of our operating strategy going forward remains our previously announced plan to build a new leach pad that we expect will enable us to achieve our target production rate of 25 million pounds of copper per year. The new pad will require an estimated capital investment of approximately $18 million. We continue to work on obtaining new financing that would enable us both to restructure our debt and to resume mining and processing new ore. While we continue to make progress on this, we have not completed an agreement and cannot be certain of success until that is accomplished,” Mr. Morrison continued.

Financial Highlights

  First-quarter 2012 net sales were $2,378,014 from the sale of 624,372 pounds of copper. The average realized price of copper sold during the three-month period was $3.81. This compares with net sales of $2,503,354 in the 2011 fourth quarter from the sale of 720,764 pounds of copper. The average price of price of copper sold during the 2011 fourth quarter was $3.47.

  For the 2011 first quarter, net sales were $4,753,344 from the sale of 1,083,618 pounds of copper. The average realized price of copper sold during the 2011 three- month period was $4.39 per pound.

  Costs applicable to sales in the 2012 first quarter amounted to $3,368,426 (including $2,461,415 in abnormal production costs due to the underutilization of plant capacity). The average cost of copper sold during the first quarter of 2012 was $5.39 per pound. The average cost of copper sold during the first quarter of 2012 excluding abnormal production costs was $1.45 per pound.

  For the 2011 first quarter, Nord incurred $4,382,805 (including $2,874,185 in abnormal production costs due to the underutilization of plant capacity) of costs applicable to sales from the sale of copper. The average cost of copper sold during the first quarter of 2010 was $4.04 per pound. The average cost per pound of copper sold excluding abnormal production costs was $1.39 per pound.

  The increase in the average cost per pound of copper sold during the 2012 three- month period versus the same period in 2011 is primarily due to the absorption of increased abnormal production costs resulting from the continuing decrease in the utilization of plant capacity.

  General and administrative (G&A) expenses decreased to $398,962 for the 2012 first quarter, compared with $517,833 for the 2011 period. The decrease was primarily due to a $54,421 reduction in professional fees and a $45,339 decrease in employee compensation expense mainly related to reductions in salaries and wages and a reduction in compensation expense related to employee stock options that vest over time.

  Depreciation, depletion, and amortization (DD&A) expenses decreased to $212,271 in the 2012 first quarter from $259,304 in the 2011 period. The decrease was primarily due to the reduction in the amount of copper produced in comparison to the same period in the prior year.

  The decrease in other income (expense) to $906,243 in the 2012 first quarter, compared with $1,870,782 in the 2011 period was primarily due to a decrease in gains (losses) on derivatives classified as trading securities. The company recorded a gain of $28,681 in the 2012 period, compared with a net loss in the same period in 2011 of ($1,004,678). Interest accrued increased by $61,148 to ($950,356), compared with ($889,208) in the 2011 first quarter.

  The company incurred a net loss of ($2,507,888) or ($0.02) per basic and diluted common share in the 2012 first quarter, compared with a net loss of ($2,277,380) or ($0.02) per basic and diluted common share in the 2011 period.

Liquidity and Cash Flow

As noted, Nord's copper production in 2011 and through the first quarter of 2012 was significantly below earlier expectations for the reasons previously disclosed as well as the July 2010 decision to suspend mining and crushing new ore. This shortfall adversely affected the company's working capital and cash flow, causing Nord to be unable to meet some of its debt obligations in 2010, 2011, and first quarter of 2012.

As announced on May 14, 2010, Nedbank Limited (Nedbank), the company's senior lender, declined to extend a forbearance agreement regarding the scheduled quarterly principal and interest payments that were due between March 31, 2010 and March 31, 2012 under Nord's $25 million secured term-loan facility. Accordingly, the company has been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010, and the full amount of the outstanding principal of $23,257,826 is included in the company's current liabilities.

Nedbank Capital also declined to extend the forbearance agreement regarding the company's failure to make the timely monthly settlement payments beginning in March of 2010 through March 31, 2012 under the copper hedge agreement. As of March 31, 2012, the amount due to Nedbank Capital related to these settlements is $16,106,691 and is included in copper derivatives settlement payable within the condensed consolidated balance sheet.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due thereunder and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate (LIBOR) plus 9.06% (9.53% at March 31, 2012).

  At the end of the 2012 first quarter, the company had cash reserves of $0.0 (compared with $118,058 at the 2011 year-end), excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency of ($53.6) million includes $23.2 million in the current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, and $6.1 million of current long-term debt. As of December 31, 2011, cash reserves were $0.1 million and the working capital deficiency amounted to ($51.8) million, including $21.5 million in current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, and $1.8 million of senior long-term debt that was classified as current liabilities due to the company's default on the underlying agreements.

  Nord's cash flows from operating activities during the 2012 first quarter were $(103,364) compared with $777,244 during the same period in 2011. The decrease in cash flows from operating activities of ($880,608) is primarily due to the decline in revenues compared with the prior-year period.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company's primary asset, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be "forward-looking".

Nord's continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company's inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, the company's ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:

Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$-	$118,058
Accounts receivable	212,810	345,382
Inventories	3,251,506	3,763,892
Prepaid expenses and other assets	149,146	159,986

Total Current Assets	3,613,462	4,387,318

Property and Equipment, at cost:
Property and equipment	50,597,099	50,518,198
Less accumulated depreciation, depletion and amortization	(6,444,488)	(6,313,728)

Net Property and Equipment	44,152,611	44,204,470

Other Assets:
Deposits	146,079	146,079
Restricted marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	282,192	368,684
Stockpiles and ore on leach pads	5,934,083	6,347,012

Total Other Assets	7,048,830	7,548,251

Total Assets	$54,814,903	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011
(Continued)

	March 31,	December 31,
	2012	2011
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$4,389,063	$4,163,041
Accrued expenses	1,413,503	1,316,074
Accrued interest	5,686,544	4,933,337
Copper derivatives settlement payable	16,106,691	16,106,691
Current maturity of long-term debt	6,185,999	6,190,999
Current maturities of senior long-term debt	23,257,826	21,481,183
Current maturities of derivative contracts, at fair value	26,215	54,896
Senior long-term debt accelerated due to default	-	1,776,643
Other current liabilities	152,652	147,634

Total Current Liabilities	57,218,493	56,170,498

Long-Term Liabilities:
Deferred revenue, less current portion	4,638,649	4,646,868
Accrued reclamation costs	3,294,736	3,195,497
Other long-term liabilities	6,135	14,635

Total Long-Term Liabilities	7,939,520	7,857,000

Total Liabilities	65,158,013	64,027,498

Commitments and contingencies

Stockholders’ Deficit:
Common stock: $.01 par value, 400,000,000 shares authorized, 112,488,604 and 112,177,627 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	1,124,887	1,121,777
Additional paid–in–capital	122,182,373	122,133,246
Accumulated deficit	(133,650,370)	(131,142,482)

Total Stockholders’ Deficit	(10,343,110)	(7,887,459)

Total Liabilities and Stockholders’ Deficit	$54,814,903	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	2012	2011

Net sales	$2,378,014	$4,753,344

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	3,368,426	4,382,805
General and administrative expenses (includes stock based compensation of $52,237 and $82,199, respectively)	398,962	517,833
Depreciation, depletion and amortization	212,271	259,304

Loss from operations	(1,601,645)	(406,598)

Other income (expense):

Interest expense	(950,356)	(889,208)
Gains (losses) on derivatives classified as trading securities	28,681	(1,004,678)
Miscellaneous income	15,432	23,104

Total other income (expense)	(906,243)	(1,870,782)

Loss before income taxes	(2,507,888)	(2,277,380)

Provision for income taxes	-	-

Net loss	$(2,507,888)	$(2,277,380)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	114,320,260	113,310,388
Basic and diluted loss per share of common stock	$(0.02)	$(0.02)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(2,507,888)	$(2,277,380)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation, depletion and amortization	212,271	259,304
Accretion expense on accrued reclamation costs	99,239	114,784
Amortization of debt issuance costs	86,492	86,493
Issuance of stock options for services rendered	25,987	55,949
Issuance of deferred stock units for services rendered	26,250	26,250
Unrealized gain on derivatives classified as trading securities	(28,681)	(1,538,242)
Changes in assets and liabilities:
Accounts receivable	132,572	419,389
Inventories, stockpiles and ore on leach pads	843,804	1,222,659
Prepaid expenses and other assets	10,840	(53,876)
Accounts payable	161,844	19,049
Accrued expenses	97,429	32,013
Accrued interest	753,207	276,027
Copper derivatives settlement payable	-	2,157,739
Deferred revenue	(8,230)	(14,283)
Other liabilities	(8,500)	(8,631)
Net Cash Flows from Operating Activities	(103,364)	777,244

Cash Flows From Investing Activities:
Capital expenditures	(14,723)	(303,568)
Net Cash Flows from Investing Activities	(14,723)	(303,568)

Cash Flows From Financing Activities:
Principal payments on long-term debt	(5,000)	(151,068)
Borrowings (principal payments) on capital lease	5,029	(4,201)
Net Cash Flows from Financing Activities	29	(155,269)

Net Increase (Decrease) in Cash and Cash Equivalents	(118,058)	318,407

Cash and Cash Equivalents at Beginning of Period	118,058	1,120,023

Cash and Cash Equivalents at End of Period	$-	$1,438,430